P.O. Box 708 Warsaw, IN 46581-0708 574 267-6131
February 6, 2006
Jim Fitzgerald
Vice President HCA, President Healthtrust Purchasing Group
Healthtrust Purchasing Group
104 Continental Place, Suite 300
Brentwood, TN 37027

Re:	June 1, 2005 Pricing Agreement
Dear Mr. Fitzgerald,
As you know, Zimmer entered into a Pricing Agreement with HPG and HCA effective June 1, 2005 (the “Pricing Agreement”). The Pricing Agreement required that HCA facilities purchase a minimum of 95% of their purchases of listed items under the March 1, 2004 Purchasing Agreement (the “HPG Agreement”) from one of the three Multi-Source Award vendors for orthopaedic implants, of which Zimmer is one. Further, the Pricing Agreement stated that if the 95% compliance rate was not achieved and maintained by September 30, 2005, Zimmer had the right to adjust its pricing based on the market share commitment.
It is clear, and your group has previously acknowledged, that the 95% commitment was not met under the terms of the Pricing Agreement. This was further confirmed during HCA’s Q4 2005 Earnings Conference Call which took place on February 1, 2006 (the “HCA Call”). Additionally, HPG has acknowledged that the 95% commitment was not met and still has not been met in a number of communications with Zimmer. As recently as January 24, 2006, Zimmer met with you and your team to discuss the contractual compliance levels. You admitted at that meeting that HCA was still not compliant under the terms of the Pricing Agreement. This continued lack of compliance was confirmed by HPG again just last Thursday, February 2, 2006.
Over the last 30 days, you have made several non-contractual attempts to achieve the appearance of “compliance”. First, you asked Zimmer to accept a 90% compliance level, despite the fact that the Pricing Agreement specifies 95%. Second, you asked Zimmer to grant an “exemption” for 23 HCA hospitals, despite the fact that the Pricing Agreement was entered into in good faith to cover approximately 170 domestic HCA hospitals. As you know, we never agreed to either of these requests, and both of them are inconsistent with the terms of the Pricing Agreement. Third, just one day after the HCA Call, you asked for Zimmer to consider a divisional arrangement whereby certain individual HCA divisions could achieve compliance and be entitled to discounted pricing while other divisions could fall short. Granting any of these three ill-conceived requests, which Zimmer has not done, would not in any event make it possible for HCA to have achieved its market share commitments under the Pricing Agreement.
We notified you that the HCA facilities would no longer receive the “HCA” pricing under the Pricing Agreement due to the failure to meet the required 95% commitment level. Zimmer provided to you in writing on September 2, 2005 the pending increased “HCA” pricing. As you know, this new pricing was an interim step based upon HCA’s failure to meet the contractual

Jim Fitzgerald
February 6, 2006

compliance levels. During this interim period, we did not increase prices to the full amounts to which we would have been entitled in an effort to accommodate HCA and allow you to drive toward 95% compliance. You acknowledged these September-announced price increases by paying numerous invoices thereafter based on the revised pricing.
On November 21, 2005, we sent a letter to your Vice President of National Agreements, formally notifying him of Zimmer’s decision not to grant the requested one-year extension to the 2005 pricing under the Pricing Agreement. In that letter, we explained that the 95% compliance had not been achieved and that Zimmer would be moving the HCA hospitals back to the pricing under the original HPG Agreement near the end of 2005. Zimmer thereafter implemented the price increases effective January 1, 2006.
Our November letter and Zimmer’s reversion back to the pricing terms of the HPG Agreement are wholly in accordance with Zimmer’s rights under the Pricing Agreement to adjust pricing based on the actual market share commitment made as of September 30, 2005. This pricing change is complete, and HCA is no longer entitled to the discounted pricing agreed to in the Pricing Agreement. You are well aware that future compliance with the 95% commitment level by HPG and HCA will not provide a cure for the previous and current non-compliance.
Various statements made during the HCA Call have caused confusion by their implication that somehow HCA would still be entitled to 2005 pricing, when communications among Zimmer, HPG and HCA establish that this is simply not the case. Indeed, public statements suggesting that compliance levels had been met are completely inconsistent with statements HPG (on behalf of HCA) made to Zimmer just one day after the HCA Call indicating that HCA was still not compliant.
Zimmer takes its integrity seriously. We demand that you immediately provide to us, by the close of business on February 8, 2006, any information that you have based on the contracts between the parties to suggest that HCA is entitled to the discounted pricing despite the fact that the 95% compliance rate was not achieved by the September 30, 2005 deadline. If you have no such information, we expect an immediate public retraction of the compliance-related statements made by HCA during the HCA Call and thereafter. HCA’s public statements on these issues have caused damage to Zimmer — to our credibility and otherwise. Be advised that we reserve the right to take any steps that are necessary to clarify any confusion based on the HCA Call.
We trust that you understand the importance of this matter and that you will respond with the immediate attention it deserves.
Sincerely,
Norman D. Finch, Jr.
Americas and Global Marketing Counsel